Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS 2013 FIRST QUARTER FINANCIAL RESULTS

First Quarter Revenue Increases 19 Percent, Driven By Acquisitions and Organic Growth in All Regions

SANTA ANA, Calif., April 25, 2013 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced financial results for the first quarter ended March 30, 2013.

Worldwide sales were $10.26 billion, up 19 percent in U.S. dollars when compared with $8.64 billion in the first quarter last year. The translation effect of foreign currencies had a de minimis influence on worldwide sales, as compared with the prior year. The company’s 2012 fourth quarter acquisitions of Brightpoint, Inc. and Aptec Holdings Ltd. added $1.1 billion and $75 million, respectively, to 2013 first quarter revenue, contributing 13 percentage points to the growth.

Worldwide gross profit was $585.3 million (5.70 percent of total sales). This compares with worldwide gross profit of $467.6 million (5.41 percent of total sales) in the 2012 first quarter, which benefited by approximately 10 basis points from favorable pricing on hard disk drives. 2013 first quarter gross margin benefited by 63 basis points from the addition of BrightPoint’s higher gross margin revenue, driven largely by its value-added device lifecycle services. This benefit helped offset a gross margin decline in the company’s technology distribution business related to a greater mix of lower margin products, such as tablets and other personal devices, and a competitive selling environment, particularly in Europe and North America.

GAAP operating income was $90.8 million (0.88 percent of total sales) and was negatively impacted by lower gross margin in the technology distribution business and continued investments in key strategic areas across all regions to further diversify revenues. This compares with 2012 first quarter GAAP operating income of $104.1 million (1.20 percent of total sales), which benefited by approximately 10 basis points from favorable pricing on hard disk drives.

Non-GAAP operating income for the 2013 first quarter was $115.8 million (1.13 percent of total sales), which excludes $13.2 million pre-tax, or 13 basis points, in charges associated with restructuring, integration and transition costs and other expense reduction programs, and $11.8 million pre-tax, or 11 basis points, of expense for amortization of intangible assets. This compares with non-GAAP operating income for the 2012 first quarter of $110.0 million (1.27 percent of total sales), which excludes pre-tax costs of $3.1 million, or 4 basis points, associated with restructuring and transition costs, as well as $2.9 million pre-tax, or 3 basis points, of expense for amortization of intangible assets.

2013 first quarter GAAP net income was $49.8 million, or 32 cents per diluted share. This compares with 2012 first quarter GAAP net income of $90.0 million, or 58 cents per diluted share, which benefited by $28.5 million, or 18 cents per diluted share, from a net discrete tax benefit in the quarter, as well as from favorable pricing on hard disk drives.

2013 first quarter non-GAAP net income was $63.1 million, or 41 cents per diluted share, which excludes the negative impact of $8.7 million after-tax charges associated with restructuring, integration and transition costs and other expense reduction programs; the negative impact of $7.7 million after-tax in amortization expense associated with intangible assets; and also excludes the positive impact of $3.0 million in gains after-tax due to the foreign-currency translation effect on Euro-based inventory purchases in the company’s pan-European entity, which designates the United States dollar as its functional currency.

2013 first quarter GAAP and non-GAAP net income was also impacted by a higher than anticipated effective tax rate of 34.6 percent for the quarter.

This compares with 2012 first quarter non-GAAP net income of $68.9 million, or 44 cents per diluted share, which excludes a net discrete tax benefit of $28.5 million, the negative impact of $2.1 million after-tax charges associated with restructuring and transition costs, the negative impact of $2.0 million after-tax in amortization expense associated with intangible assets and also excludes the negative impact of $3.3 million in losses after-tax due to the foreign-currency translation effect in the company’s pan-European entity, as discussed above. 2012 first quarter non-GAAP net income also benefited from favorable pricing on hard disk drives.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2013 first quarter highlights:

•

North America delivered solid revenue performance with sales growth of 7 percent, driven by year-over-year growth in all U.S. divisions. Growth in the U.S. was partially offset by a decline of 2 percent in local currency in the Canadian business.

•	Latin America maintained its momentum from last year, delivering record first quarter revenues.

•	Asia Pacific sales hit an all-time first quarter high, led by double-digit growth in India and Australia.

•	Australia reduced its operating loss by more than $5 million sequentially from the 2012 fourth quarter.

•	Europe’s revenue was flat year-over-year in local currency.

•

BrightPoint was accretive to 2013 first quarter non-GAAP earnings per diluted share by 7 cents, when excluding $3.2 million after-tax in acquisition integration charges and $5.9 million after-tax of amortization expense associated with intangible assets. The company noted that it is now excluding amortization expense associated with intangible assets from its reported non-GAAP earnings per diluted share, which increases its expectations for 2013 and 2014 full-year accretion to non-GAAP earnings from BrightPoint to 34 cents and 51 cents per diluted share, respectively.

•

The company’s effective tax rate for the first quarter was 34.6 percent. The company continues to expect a full-year effective tax rate of around 32 percent, however, quarterly effective tax rates can vary significantly depending on the actual operating results in the various tax jurisdictions.

•	Working capital days were 28, up 3 days from the prior year first quarter, due in-part to extended payment terms last year associated with new product launches.

“I am pleased with the progress we are making on driving cost synergies and business integration in our recent acquisitions,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “More importantly, the addition of these companies has expanded our capabilities in highly strategic markets and new geographies and is expected to provide a strong foundation for future profitable growth. I am also encouraged by our progress in Australia and our ability to drive solid overall revenue growth; however, I am not satisfied with our bottom line results.

“High growth in tablets and other mobile devices continues to affect gross margins,” Monié continued. “However, this high growth product opportunity also brings the addition of a new set of vendors and customers to the Ingram Micro ecosystem, which enables us to tap into the associated supply chain services to large OEMs and service providers. These services carry better margins and lower working capital metrics. We recognized this opportunity early last year, leading us to acquire BrightPoint, our new mobility business, which has already been nicely accretive to gross margin and earnings.”

Bill Humes, chief operating and financial officer commented: “In addition to shifting market dynamics, we also saw increased competitive pricing this quarter due to the sluggish economic environment in Europe and some competitors trying to regain lost share in North America. However, even though we expect some relief in the mid-term, we recognized many quarters ago that strategically we needed to develop and grow markets where inherently better margins are available. As we have updated you over the past year, we have made, and continue to make, investments in several of these areas, which, while they impact our near-term expense levels, are consistent with our strategy to increase the ratio of our higher margin, and better returns businesses. We are confident they are the right investments to improve our margin profile and help drive greater profitability this year.”

Outlook

For the 2013 second quarter, the company currently expects a 1 to 4 percent sequential increase in revenue, with consolidated gross margin flat to slightly up. The company’s expectations are based on operating leverage, stronger contribution from higher margin areas, growth in emerging markets and continued recovery in Australia.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 503-8169 (toll-free within the United States and Canada) or (719) 325-2144 (other countries), passcode “8684873.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “8684873.”

In addition to GAAP results, Ingram Micro is reporting non-GAAP adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share, referred to respectively as “non-GAAP operating income,” “non-GAAP operating margin,” “non-GAAP net income” and “non-GAAP diluted earnings per share.” Reconciliations of GAAP to non-GAAP financial measures for the first quarters of 2013 and 2012 appear in the financial statements portion of this release under the heading “Supplementary Information—Income from Operations—Reconciliation of GAAP to Non-GAAP Information” and “Supplementary Information—Reconciliation of GAAP to Non-GAAP Financial Measures.”

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, or if we experience system security breaches, data protection breaches, or other cyber-attacks, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our recently completed acquisition of Brightpoint, Inc., Aptec and Promark, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of recent acquisitions.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving 160 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

# # #

© 2013 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	March 30, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$562,630	$595,147
Trade accounts receivable, net	4,509,372	5,457,299
Inventory	3,809,463	3,591,543
Other current assets	488,973	522,390

Total current assets	9,370,438	10,166,379
Property and equipment, net	477,172	481,324
Goodwill	428,401	428,401
Intangible assets, net	359,082	372,482
Other assets	22,266	31,862

Total assets	$10,657,359	$11,480,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,119,289	$6,065,159
Accrued expenses	552,013	585,404
Short-term debt and current maturities of long-term debt	158,640	111,268

Total current liabilities	5,829,942	6,761,831
Long-term debt, less current maturities	1,043,315	943,275
Other liabilities	134,188	164,089

Total liabilities	7,007,445	7,869,195
Stockholders’ equity	3,649,914	3,611,253

Total liabilities and stockholders’ equity	$10,657,359	$11,480,448

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012
Net sales	$10,262,444	$8,635,381
Cost of sales	9,677,139	8,167,824

Gross profit	585,305	467,557

Operating expenses:
Selling, general and administrative	474,078	360,024
Amortization of intangible assets	11,765	2,925
Reorganization costs	8,666	557

	494,509	363,506

Income from operations	90,796	104,051
Interest and other:
Interest income	(1,829)	(3,766)
Interest expense	15,638	11,729
Net foreign currency exchange loss (gain)	(1,934)	5,566
Other	2,869	1,932

	14,744	15,461

Income before income taxes	76,052	88,590
Provision for (benefit from) income taxes	26,293	(1,383)

Net income	$49,759	$89,973

Diluted earnings per share	$0.32	$0.58

Diluted weighted average shares outstanding	154,557	154,584

Ingram Micro Inc.

Supplementary Information

Income from Operations-Reconciliation of GAAP to Non-GAAP Information

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended March 30, 2013
	Net Sales	GAAP Operating Income	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Non-GAAP Operating Income
North America	$3,867,819	$55,575	$2,475	$1,785	$59,835
Europe	2,668,995	13,944	2,592	498	17,034
Asia-Pacific	2,194,507	13,835	3,295	212	17,342
Latin America	461,958	5,551	—	222	5,773
BrightPoint	1,069,165	9,307	4,882	9,048	23,237
Stock-based compensation expense	—	(7,416)	—	—	(7,416)

Consolidated Total	$10,262,444	$90,796	$13,244	$11,765	$115,805

		Thirteen Weeks Ended March 30, 2013
		GAAP Operating Margin	Reorganization, Integration and Transition Costs	Amortization of Intangible Assets	Non-GAAP Operating Margin
North America		1.44%	0.06%	0.05%	1.55%
Europe		0.52%	0.10%	0.02%	0.64%
Asia-Pacific		0.63%	0.15%	0.01%	0.79%
Latin America		1.20%	—	0.05%	1.25%
BrightPoint		0.87%	0.46%	0.85%	2.17%
Stock-based compensation expense		—	—	—	—
Consolidated Total		0.88%	0.13%	0.11%	1.13%

	Thirteen Weeks Ended March 31, 2012
	Net Sales	GAAP Operating Income	Reorganization and Transition Costs	Amortization of Intangible Assets	Non-GAAP Operating Margin
North America	$3,606,947	$69,649	$2,532	$1,690	$73,871
Europe	2,647,056	22,000	—	550	22,550
Asia-Pacific	1,949,752	14,420	301	460	15,181
Latin America	431,626	7,428	224	225	7,877
Stock-based compensation expense	—	(9,446)	—	—	(9,446)

Consolidated Total	$8,635,381	$104,051	$3,057	$2,925	$110,033

		Thirteen Weeks Ended March 31, 2012
		GAAP Operating Margin	Reorganization and Transition Costs	Amortization of Intangible Assets	Non-GAAP Operating Margin
North America		1.93%	0.07%	0.05%	2.05%
Europe		0.83%	—	0.02%	0.85%
Asia-Pacific		0.74%	0.02%	0.02%	0.78%
Latin America		1.72%	0.05%	0.05%	1.82%
Stock-based compensation expense		—	—	—	—
Consolidated Total		1.20%	0.04%	0.03%	1.27%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended March 30, 2013
	As Reported Under GAAP	Reorganization, Transition and Integration Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Gain	Non-GAAP Financial Measure
Income before income taxes	$76,052	$13,244	$11,765	$(4,578)	$96,483
Provision for (benefit from) income taxes	26,293	4,578	4,067	(1,583)	33,356

Net income	$49,759	$8,666	$7,698	$(2,995)	$63,127

Diluted earnings per share (b)	$0.32	$0.06	$0.05	$(0.02)	$0.41

	Thirteen Weeks Ended March 31, 2012
	As Reported Under GAAP	Reorganization and Transition Costs	Amortization of Intangible Assets	Pan-Europe Foreign Exchange Loss	Discrete Tax Items (a)	Non-GAAP Financial Measure
Income before income taxes	$88,590	$3,057	$2,925	$4,794	$—	$99,366
Provision for (benefit from) income taxes	(1,383)	936	895	1,467	28,500	30,416

Net income	$89,973	$2,121	$2,030	$3,327	$(28,500)	$68,950

Diluted earnings per share (b)	$0.58	$0.01	$0.01	$0.02	$(0.18)	$0.44

(a)	Reflects a net discrete benefit of approximately $28,500 primarily related to the write-off of the historical tax basis of the investment we have maintained in one of our Latin American subsidiary holding companies, realized during the period.

(b)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 154,557 and 154,584 for the thirteen weeks ended March 30, 2013 and March 31, 2012, respectively.